November 18, 2004


VitroTech Corporation
5 Hutton Centre Drive, Suite 700
Santa Ana, CA 92707

ATTENTION: MR. GLENN EASTERBROOK,
           CHIEF EXECUTIVE OFFICER

Dear Mr. Easterbrook:

      The following letter sets forth basic business terms and conditions under which 1568931 Ontario Ltd., ("Lender") would be willing to amend and modify the terms and conditions of that Binding Letter of Intent dated September 29, 2004 (the "September 29th Binding Letter of Intent")(the September 29th Letter of Intent, to the extent by the November 1st Letter Agreement and any other amendments thereto, are referred to, collectively, as the "Letters of Intent") and temporarily waive certain conditions contained in said Binding Letter of Intent and in the Credit Agreement and related agreements to be executed in accordance therewith (hereinafter collectively referred to as the "Credit
Facility") (the terms of which are incorporated herein by this reference) between VitroTech Corporation and VitroCo., Inc. in their respective capacities (collectively referred to as "VROT"), Hi-Tech Environmental Products, LLC, Red Rock Canyon Mineral, LLC ,Valley Springs Mineral, LLC Enviro Investment Group, LLC (collectively referred to as the "Mines") in their respective capacities and Lender. This letter of intent shall be subject to the conditions precedent contained herein.

      This Letter of Intent is being entered into relative to the following facts:

      A. On November 1, 2004 VROT requested Lender to forebear and temporarily waive certain terms and conditions of the September 29th Binding Letter of Intent and the Credit Facility and fund an additional $250,000.00.

      B. Lender, in consideration of VROT's agreement to certain terms and conditions as generally contained in a Letter Agreement dated November 1, 2004 (the "November 1st Letter Agreement") agreed to forebear and temporarily waive said terms and conditions and further agreed to and did fund an additional $250,000.00 in accordance with VROT's request.

      C. VROT has now advised Lender of its need to make an additional draw in the amount of $500,000.00 against the Credit Facility and has requested Lender to advance said sum notwithstanding the fact the VROT has not met the terms and conditions entitling it to request a draw against the Credit Facility and Lender is under no obligation, pursuant to the terms of the Credit Facility to fund such a draw. Said additional funds are necessary in order to allow VROT to continue its operations and to cover the costs thereof until funds from institutional investors and/or lenders are funded into VROT. VROT requires said additional funds to cover its cost of ongoing operation until the second quarter of 2005.


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November 18, 2004
VitroTech Corporation et al
Glenn Easterbrook
Page 2


      D. Subject to the terms and conditions contained herein and without waiving or modifying the terms and conditions of the Letters of Intent heretofore executed between the parties or the Credit Facility, Lender has agreed modify and amend the Letters of Intent and the Credit Facility to the extent provided for herein and to advance an additional $500,000.00 under said Credit Facility.

      Accordingly, in consideration of the foregoing and as an inducement to Lender to advance said additional funds, it is agreed as follows:

      1. HJG Partnership, a Fialkov Related Entity (the Fialkov Related Entity consists generally of Lender, HJG Partnership, and Howie Fialkov, their respective successors and assigns), shall be granted a put option (the "Put Option") with regard to 7,666,666 shares of VROT common stock purchased by it (the "HJG Shares") between the months of January 1, 2004 and October 25, 2004. Pursuant to the terms of the Put Option, upon exercise of the same by HJG
Partnership, VROT shall purchase the HJG Shares from HJG Partnership for a purchase price of three million dollars ($3,000,000.00)(the "Put Exercise Price"). The Put Option may be exercised in part or in whole and, if exercised with respect to less than all of the HJG Shares, the Put Exercise Price shall be adjusted proportionally. In the event that HJG Partnership exercises its rights pursuant to said Put Option, Lender agrees to increase the principal amount of the Credit Facility to an amount sufficient to cover the Put Exercise Price of the HJG Shares with respect to which the Put Option has been exercised. All other terms and conditions of the Letters of Intent and the Credit Facility and related Loan Documents shall remain unchanged other than to reflect the increase in the principal amount of the Credit Facility and to extend all rights granted pursuant to the Credit Facility and the Loan Documents to said additional amount. The Put Option shall provide that (a) the rights thereunder may be exercised at any time upon 24 hours prior written notice, (c) the right to exercise the Put Option is subject to delivery by HJG Partnership to VROT of an opinion of legal counsel satisfactory to VROT acting reasonably that the purchase by VROT of the HJG Shares pursuant to the Put Option is in accordance with the provisions of Nevada law, including Nevada Revised Statutes 78.288, and applicable state and federal securities laws, and (d) the right to exercise the Put Option will expire on the earlier of (i) 180 days after the date hereof or
(ii) the receipt by VROT from  sources  other than Fialkov  Related  Entities of additional funding in an amount not less than two million dollars ($2,000,000.00), provided that at least one million dollars ($1,000,000.00) of said funding is received within forty-five (45) days of the date hereof. In the event that said additional funding is obtained by VROT as described in this subsection (b), Lender shall be given written notice together with a copy of the term sheet(s) relating to said additional funding no less than 10 days prior to VROT's receipt of said additional funding.


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November 18, 2004
VitroTech Corporation et al
Glenn Easterbrook
Page 3


      2. In the event that HJG Partnership shall have received a legal opinion, or shall otherwise have determined, that the Put Option cannot be exercised under applicable law, HJG Partnership, the Fialkov Related Entities and VROT agree to use best efforts to negotiate, and enter into documents with respect to, an alternative structure which would have the effect of enhancing HJG Partnership's rights on liquidation of VROT, it being understood such alternative structure must be supported by a legal opinion acceptable to VROT, acting reasonably, indicating that the proposed structure is in accordance with applicable corporate and securities laws.

      3. Lender shall have the right, for so long as amounts remain outstanding and owing under the Credit Facility, to designate a nominee to serve as a director of VROT. VROT shall cause said nominee to be appointed to the board of directors of VROT to fill the vacancy anticipated to be created pursuant to paragraph 5 below and will use its best efforts to cause such nominee to be nominated and elected as a director at future meetings of the shareholders of VROT at which directors are elected. Lender shall also be entitled, from time to time, during normal business hours and upon prior request, to meet with the CEO or other officers of VROT and to review the books and records of VROT.

      4. As an additional covenant of the Credit Facility, the monthly cost of operating the business of VROT (hereinafter referred to as "the Burn Rate") shall not exceed Three Hundred Twenty Five Thousand Dollars ($325,000) [hereinafter referred to as "the Burn Benchmark"] beginning on December 1, 2004. Said Burn Rate cannot exceed the Burn Benchmark at any time without the explicit written permission of the Lender which permission will not be unreasonably withheld or delayed.

      5. VROT will request that Larry Poland resign as a Director of the Company on/before December 1, 2004 and should Mr. Poland not resign, VROT will not nominate Mr. Poland for election at the next annual meeting of shareholders.

      6.    ANTI-DILUTION PROVISIONS

      A. With respect to all amounts advanced by the Lender to VROT and evidenced by promissory notes (the "Lender Notes") that are convertible into common stock of VROT, the conversion price (the "Conversion Price") set forth in the Lender Notes shall be subject to adjustment from time to time as follows:


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November 18, 2004
VitroTech Corporation et al
Glenn Easterbrook
Page 4

                  (i)   If VROT,  at any time while any of the  Lender  Notes is
      outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock payable in shares of its capital stock (whether payable in shares of its Common Stock or of capital stock of any class), (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of Common Stock any shares of capital stock of VROT, the Conversion Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock of VROT outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

                  (ii) If, at any time while any Lender Notes are outstanding, VROT issues or sells (a "New Issuance") (a) shares of Common Stock (excluding shares of Common Stock issuable upon exercise of options, warrants or conversion rights granted prior to the date hereof) at a price per share less than the then applicable Conversion Price, or (b) options, warrants or other rights to subscribe for or purchase shares of Common Stock with a conversion or exercise price per share less than the then applicable Conversion Price, the then applicable Conversion Price of the Lender Notes shall be reduced to the price per share paid for such shares or, with respect to options, warrants or other rights to purchase shares, payable upon exercise or conversion of those rights. Such adjustment shall be made whenever such shares, rights or warrants are issued. However, in the event that any options, warrants or other rights, the issuance of which resulted in an adjustment in the Conversion Price, shall expire and shall not have been exercised, the Conversion Price upon such expiration shall be recomputed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the provisions of this paragraph after the issuance of such rights or warrants) had the adjustment of the Conversion Price made upon the issuance of such options, rights or warrants never been made.

      B. With respect to all Warrants (the "Warrants") held by the Fialkov Related Parties and received in conjunction with specific infusions of capital into VROT, the exercise price (the "Exercise Price") set forth in the Warrants and the number of shares issuable upon exercise of the Warrants shall be subject to adjustment from time to time as follows:


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November 18, 2004
VitroTech Corporation et al
Glenn Easterbrook
Page 5

            (i) if at any time during the term of the Warrants, any of the events described in paragraph 6(A)(i) above shall occur, the Exercise Price of, and number of shares issuable upon exercise of, the Warrants shall be adjusted proportionally.

            (ii) if at any time during the term of the Warrants, VROT shall issue securities in a New Issuance, as described in paragraph 6(A)(ii) above, and the applicable sales price per share of common stock or conversion or exercise price of options, warrants or rights is less than the then applicable Exercise Price of the Warrants, the then applicable Exercise Price shall be adjusted in a manner identical to the adjustment of the Conversion Price described in paragraph 6(A)(i).

            (iii) if at any time during the term of the Warrants, VROT shall issue warrants in connection with any New Issuance and the number of warrants issued in such New Issuance exceeds 5 warrants for each gross dollar of investment capital provided in such New Issuance, the number of shares underlying, and issuable upon exercise of, each of the Warrants shall be increased such that each Warrant reflects the right to purchase a number of shares of common stock of VROT per dollar of capital provided by the applicable Fialkov Related Entity equal to the number of warrants issued per dollar in connection with any such New Issuance.

      C. Subject to Lender and/or the Fialkov Related Entities delivering to VROT a legal opinion reasonably acceptable to VROT representing that the obligations provided for in this Subparagraph C is legally enforceable under applicable Federal and State securities laws, with respect to all shares of common stock of VROT presently owned by Lender and/or the Fialkov Related Entities (the "Fialkov Shares") shall be subject to adjustment from time to time as follows:

            (i) If VROT, at any time while theLender and/or the Fialkov Related Entities own any of the Fialkov Shares, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock payable in shares of its capital stock (whether payable in shares of its Common Stock or of capital stock of any class), (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of Common Stock any shares of capital stock of VROT, the number of Fialkov Shares shall be adjusted, including through the issuance of addtional shares of VROT so Lender and the Fialkov Related Party's percentage ownership of VROT existing prior to such event shall remain unchanged after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.


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November 18, 2004
VitroTech Corporation et al
Glenn Easterbrook
Page 6


      7. By executing this Letter Agreement, VROT hereby acknowledges and confirms that the $70,000 loan that the Fialkov Related Entities made to the Company on/about September 27th, 2004 to cover the cost of the D & O Insurance is convertible at Fialkov's sole discretion into common stock of the Company at a Five (5) cents per share. The maturity of such loan and the duration of Fialkov's right to convert his loan to shares for this particular loan shall be One (1) Year from the date of said loan. Moreover, as to Fialkov's rights pertaining to the Warrants that he received for this loan, said rights shall be extended from One Hundred And Eighty (180) days to Three (3) Years.

      8. So long as any Lender Notes remain outstanding, VROT agrees to notify Lender of all proposed New Issuances and agrees to use reasonable efforts to afford Lender, or any Fialkov Related Entities, the opportunity to participate in any such New Issuance. It is specifically understood that the right of any Fialkov Related Entities to participate in any such New Issuances is subject to the rights of prospective investors in the New Issuances to exclude or include the Fialkov Related Entities.

      9. VROT shall, as soon as practical, revise its website to delete the reference to Jess Rae Booth as Chairman/CEO and to reflect the appointment of Glenn Easterbrook as CEO.

      10. Notwithstanding the provisions of the November 1, 2004 Letter of Intent, VROT shall commence a search campaign for a permanent CEO of VROT in the near future with the understanding that he/she will accept the position full time commencing at the time deemed to be in the best interest of VROT. In order to determine the most appropriate time for the permanent CEO to begin working for the Company, and to facilitate the search process, Glenn Easterbrook, the board of VROT and the Lender shall collaborate in establishing and carrying out the search process and the selection of a new CEO.

      11. The undersigned each agree to execute and deliver any and all additional documents required by Lender in its sole and exclusive discretion necessary to carry out the terms, intent and conditions of this Letter Agreement within 48 hours of their being provided with said documentation. Failure to sign and deliver said documents shall constitute a material breach and a default under the Letters of Intent, the Credit Facility and the Loan Documents to be executed in accordance therewith.


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November 18, 2004
VitroTech Corporation et al
Glenn Easterbrook
Page 7


      12. Notwithstanding anything to the contrary, except as specifically provided for herein, nothing shall be construed as a modification to the Credit Facility or a waiver of any rights which Lender may have or a release or modification of any obligation which VROT may have.

      13. In the event that any clause or condition of this Letter of Agreement is deemed for any reason unenforceable or is otherwise set aside, all other terms and conditions of this Letter Agreement and any and all agreements emanating herefrom shall be fully enforceable as it said clause or condition did not exist. In such event, the agreement shall be interpreted and the rights granted therein shall be permitted to the fullest extent permitted by California law. In the event that a determination is made for any reason that paragraphs 1 and 2 of this agreement are deemed unenforceable and no alternative enforceable and exercisable method yielding the same result can be achieved (as provided for therein) and/or HJG Partnership and/or the Fialkov Related Entities elect not to exercise the rights given to them pursuant to Paragraphs 1 or 2, VROT agrees to immediately issue upon such determination or election to the Fialkov Related Entities an additional 15 million shares of restricted common stock at no cost to the Lender.

      16. Use of Proceeds of Funds - Loan proceeds will be used exclusively to pay the costs and expenses arising out of current operating expenses of VROT. Uses other than current operating expenses, including any payments of interest or other debt service shall be subject to the prior written consent of the Lender.

      17. All costs of Lender incurred in relation to the foregoing, including legal costs incurred shall be paid for by VROT and added to the Credit Facility and Loan Documents.

      Please signify your agreement with the foregoing by signing in the space below.


1568931 Ontario Ltd.,


By:_________________________________


FOREGOING CONSENTED AND AGREED TO
WITHOUT MODIFICATION:

VITROTECH CORPORATION


By:_________________________________
   Glenn Easterbrook, CEO and on
   behalf of the Board of Directors


VITRO CO., INC.


By:_________________________________
   Glenn Easterbrook, CEO and on
   behalf of the Board of Directors